EXHIBIT 99.1
                           MINDEN BANCORP, INC.
                         415 MAIN * P. O. Box 797
                     MINDEN, LOUISIANA  71058-0797
                 _____________________________________
                       318-377-0523   TELEPHONE
                           318-377-0038 FAX
                           www.mblminden.com



                            PRESS RELEASE

Release Date:

For Further Information:
August 13, 2003                    A. David Evans, President/CEO
                                   318-377-0523
                                   E-mail-mbldavid@shreve.net

                                        Or

                                   Becky T. Harrell, Treasurer/CFO
                                   318-377-0523
                                   E-mail-mblbecky@shreve.net


        MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE
2nd QUARTER OF FISCAL 2003, ITS FOURTH QUARTER AS A PUBLIC COMPANY

MINDEN, LA. - August 12, 2003-Minden Bancorp, Inc. (NASDAQ OTC BB: MDNB) today reported net income for the quarter ended June 30, 2003, of $342,000 or $.24 per share, as compared to net income of $225,000 for the quarter ended June 30, 2002. The $117,000 or 52.0 % increase was primarily due to a $205,000 or
31.2 % increase in net interest income to $861,000 for the three months ended June 30, 2003. The increase reflects the substantial increase in the loan portfolio and investment securities, which growth was funded in large part by deposit growth and the net proceeds of the company's public stock offering which was completed on July 2, 2002. Additionally, the increase reflects the sale of property located at 422 Broadway in Minden, the former main office for its subsidiary, Minden Building and Loan Association.

At June 30, 2003, Minden Bancorp, Inc. had total assets of $90.3 million, a 23.0% increase from total assets of 73.4 million at June 30, 2002. The increase primarily reflected the substantial growth of both the loan and the investment securities portfolios. Such growth was funded by increased deposits as well as the proceeds of the company's public stock offering. At June 30, 2003, stockholders' equity amounted to $18.1 million or $12.87 per share compared to $11.7 million at June 30, 2002.


There is no per share data for the 2nd quarter period of 2002 because the company's public stock offering conducted in connection with the mutual holding company formation did not occur until July, 2002.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for Minden Building and Loan. The bank is a 93 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of Northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area.

The Company's filings with the Securities and Exchange Commission are available electronically on the Internet and can be found at www.sec.gov/edgar/searchedgar/webusers.htm.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of l995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.


























                             MINDEN BANCORP, INC.

                  UNAUDITED CONDENSED STATEMENTS OF INCOME
                    (In thousands except per share data)



                                      Three Months             Six Months
                                         Ended                    Ended
                                        June,30                  June,30
                                  --------------------------------------------
                                    2003        2002        2003        2002
                                  ------      ------      ------      ------
Interest income                   $1,253      $1,087      $2,438      $2,113
Interest expense                     392         431         791         867
                                   -----       -----       -----       -----
Net interest income                  861         656       1,647       1,246
Provision for loan losses              0           0           0           0
Other operating income               197          44         258          82
Other operating expenses             516         380         981         779
                                   -----       -----       -----       -----
Income before income taxes           542         320         924         549
Income tax expense                   200          95         336         150
                                   -----       -----       -----       -----
Net income                        $  342      $  225      $  588      $  399
                                   =====       =====       =====       =====
Basic & diluted
 earnings per share               $ 0.24          NA(1)   $ 0.42          NA(1)
                                   =====       =====       =====       =====


(1) The initial public offering was not completed until July 2, 2002. Accordingly, per share data for the 2002 period is not applicable.



                             MINDEN BANCORP, INC.

                     UNAUDITED SELECTED FINANCIAL DATA
                               (In thousands)





                                        June,30     June,30
                                        -------------------
                                          2003        2002
                                        -------     -------
Total assets                         $   90,278   $  73,365
Cash and cash equivalents                 2,932       2,356
Investment securities                    24,583      19,790
Loans receivable - net                   58,885      47,778
Deposits                                 63,357      51,470
Total borrowings                          8,000       5,000
Total stockholders'equity                18,096      11,682